Exhibit 99.1

MarineMax Announces Board Changes Reflecting Continued Commitment to Strong Governance

William H. McGill, Jr. to Retire as a Director and Executive Chairman

Rebecca J. White, Ph.D. Named Chair of the Board

Joseph A. Watters to Retire from Board of Directors

CLEARWATER, FL— May 17, 2024 – MarineMax, Inc. (NYSE: HZO) (“MarineMax” or the “Company”), the world’s largest recreational boat, yacht and superyacht services company, today announced that the Board of Directors has announced several changes as part of its continued commitment to strong governance.

The Board has appointed Rebecca J. White, PhD, a director since 2018 and seasoned governance expert, as Chair of the Board, effective June 30, 2024. Dr. White’s appointment follows William H. McGill Jr.’s planned retirement from his position as a director and Executive Chairman of the Board, also effective June 30, 2024. Joseph A. Watters, a director since 2005, will retire from the Board effective June 30, 2024. Following these changes, the Board will be reduced to 10 directors.

“On behalf of the Board and the entire Company, I thank Bill and Joe for their contributions to the growth and success of MarineMax,” said G. Clinton Moore, Lead Independent Director. “Over a career spanning more than 50 years, Bill has been a pioneer in our industry. Beginning with the formation in 1973 of Gulfwind Marine, which became MarineMax in 1998, Bill has served as CEO, director and, most recently, Executive Chairman, building the Company into the leader it is today. The Board also has benefited from Joe’s expertise and guidance over his years on the Board, and we wish him well in retirement.”

Mr. Moore continued, “Rebecca’s election as Chair reflects the Board’s continued approach to strong, thoughtful corporate governance and its commitment to diverse board leadership. As an independent director over the past six years, Rebecca has brought a unique perspective to the Board through her deep experience in entrepreneurship, innovation strategy and effective management. Her skilled leadership, governance expertise and knowledge of MarineMax makes Rebecca, I believe, the ideal choice to lead the Board forward.”

Dr. Rebecca J. White, incoming Chair of the Board, said, “I appreciate the Board’s confidence and look forward to working with my fellow directors and the management team in this new role. The Board changes announced today underscore our long-standing commitment to strong governance and I look forward to working with my fellow directors and the management team to guide MarineMax as it executes its strategy and capitalizes on opportunities to drive growth and profitability.”

William H. McGill stated, “It has been an honor and a pleasure to be part of the MarineMax team for more than 25 years. During that time, we’ve grown into the largest boat, yacht and superyacht services company while remaining focused on delivering exceptional customer service. I am confident in the Board and leadership team’s ability to continue to deliver on its core values while leveraging the Company’s premium brands to capture new opportunities and drive value creation for MarineMax shareholders.”

About Rebecca J. White, PhD

Rebecca White is a seasoned governance expert, serving as Walter Chair of Entrepreneurship, Professor of Entrepreneurship and Director of the John P. Lowth Entrepreneurship Center at the University of Tampa. She has served in leadership roles on a number of company, non-profit, and industry association boards over the past 25 years and is an active member of the National Association of Corporate Directors and Women Corporate Directors. Founder of several start-ups, Dr. White has more than three decades of experience in education, training, coaching and mentoring. She is a thought leader and frequent speaker on areas such as entrepreneurship, management and corporate governance. Dr. White received an MBA and a Ph.D. in Strategic Management from Virginia Tech.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have over 130 locations worldwide, including 83 dealerships and 66 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the retirements of Messrs. McGill and Watters as well as the appointment of Ms. White, the execution of the Company’s strategies, and the Company’s capitalization on opportunities to drive growth and profitability. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2023 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Mike McLamb
Chief Financial Officer
MarineMax, Inc.
727-531-1700

Scott Solomon
Sharon Merrill Advisors
HZO@investorrelations.com

617-320-8282